EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) entered into as of February 28, 2006, by and between Vail Resorts, Inc., a Delaware corporation with its principal office in Avon, Colorado (the “Company”), and Robert A. Katz (“Executive”).

WHEREAS, the Company wishes to employ Executive as its Chief Executive Officer and both parties desire to enter into an employment agreement to reflect Executive’s new capacity upon the terms and conditions set forth herein:

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.  Employment. The Company hereby employs Executive as its Chief Executive Officer. Executive shall also serve as a member of the Company’s Board of Directors (the “Board”) and its Executive Committee. Executive shall also serve as Chairman of each of the Company’s principal subsidiaries. Executive hereby accepts such employment and agrees to perform his duties and responsibilities in accordance with the terms, conditions and provisions hereinafter set forth. The Company may have a non-executive Chairman of the Board.

1.1.  Employment Term. The term of Executive’s employment under this Agreement shall commence as of the date hereof (the “Effective Date”) and shall continue until February 28, 2009; provided, however, that on and after March 1, 2007, the Agreement shall automatically renew with the term of the Agreement always being at least two years. Notwithstanding the foregoing, Executive’s employment and this Agreement may be terminated in accordance with Section 5 hereof. The period commencing on the Effective Date and ending on the date on which the term of Executive’s employment under the Agreement shall terminate is hereinafter referred to as the “Employment Term.”

1.2.  Duties and Responsibilities. Executive shall serve as the Company’s Chief Executive Officer and in such other senior positions, if any, to which he may be elected by the Board during the Employment Term. During the Employment Term, Executive shall perform all duties and accept all responsibilities incident to, and not inconsistent with, such positions as may be reasonably assigned to him by the Board.

1.3.  Extent of Service. During the Employment Term, Executive agrees to use his best efforts to carry out his duties and responsibilities under Section 1.2 hereof and, consistent with the other provisions of this Agreement, to devote substantially all his business time, attention and energy thereto except to the extent required by Executive’s outside board directorships, civic or charitable activities. Executive agrees not be become engaged in any other business, civic or charitable activity which, in his reasonable judgment, is likely to materially interfere with his ability to discharge his duties and responsibilities to the Company. Executive agrees to resign from or discontinue any other business, civic or charitable activity which, in the reasonable judgment of the Board, is likely to materially interfere with his ability to discharge his duties and responsibilities to the Company.

1.4.  Base Salary. For all the services rendered by Executive hereunder, the Company shall pay Executive a base salary (“Base Salary”), commencing on the Effective Date, at the annual rate of $815,000, payable in installments at such times as the Company customarily pays its other senior level executives (but in any event no less often than monthly). Executive’s Base Salary for each fiscal year of the Company commencing after the Effective Date (beginning with the first salary review by the Board in 2006) shall be reviewed for appropriate adjustment (but shall not be reduced in any case) by the Board pursuant to its normal performance review policies for senior level executives. For services rendered by Executive to the Company prior to the Effective Date, the Company shall pay Executive the sum of $67,917, payable on the date the Executive receives the first installment payment of Base Salary after the Effective Date.

1.5.  Retirement and Benefit Coverages. During the Employment Term, Executive shall be entitled to participate in all (a) employee pension and retirement plans and programs (“Retirement Plans”) and (b) welfare benefit plans and programs (“Benefit Coverages”), in each case as made available to the Company’s senior level executives as a group or to its employees generally and as such Retirement Plans or Benefit Coverages may be in effect from time to time. In addition, Executive shall be entitled to (i) the Company’s regular holiday and vacation policy, (ii) annual membership in any clubs owned or managed by the Company (which shall terminate concurrently with the date of termination of the Employment Term), and (iii) at no cost to Executive (A) an annual ski pass for Executive and his immediate family members at each of the Company’s resorts, (B) the use of up to 2 ski instructors when Executive or his immediate family members are at a Company ski resort; (C) lodging in the Company’s hotels (up to 2 rooms) and condominiums (up to a three-bedroom unit) for Executive and his immediate family members; and (D) up to $10,000 per year of discretionary spending at the Company’s properties for Executive’s personal use.

1.6.  [Reserved].

1.7.  Annual Incentive/Long-Term Incentive Program. Executive shall be entitled to participate in a short-term or long-term incentive compensation program established by the Company for its senior level executives generally. Payments under such programs shall depend upon achievement of certain business performance targets specified and approved annually in advance by the Board (or a Committee thereof) in its sole discretion; provided, however, that Executive’s “target opportunity” under the annual bonus incentive program for each year shall be at least 80% of the Executive’s Base Salary, if the Company’s budget is fully achieved for such year. The parties hereto further agree to negotiate annually in good faith a sliding scale of varying payouts based on varying levels of performance. However, Executive acknowledges that the annual bonsuses shall depend upon achieving the specific business performance targets set in advance of each fiscal year by the Board in its sole discretion, or by the Committee acting in its stead. For fiscal year 2006 of the Company, Executive will be entitled to a pro rated bonus for five months, and such pro rated bonus shall be paid on the same basis as bonuses paid to other senior executives of the Company. For the avoidance of doubt, no bonus shall be guaranteed to the Executive. Executive’s short-term and long-term incentive compensation shall be paid to him in the same form and at the same times that such compensation is paid to the Company’s senior level executives generally. Executive specifically acknowledges that a portion of such incentive compensation may be deferred subject to subsequent year financial performance of the

Company, if such a provision is consistent with the Company’s then-existing compensation program for other senior level executives.

1.8.  Restricted Stock. Executive shall be entitled to receive, as of the Effective Date, 30,000 restricted shares of the Company’s common stock, $.01 par value (the “Restricted Stock”). The certificates representing the Restricted Stock shall be retained by the Company until such shares have vested. Except as provided in Sections 5 and 6 below, Executive’s right to such shares shall vest in 36 equal monthly installments over 3 years, beginning on the first monthly anniversary of the Effective Date. Prior to vesting, Executive shall be entitled to vote the shares of Restricted Stock and to be credited with any dividends attributable to such shares; provided, however, that no payment of such dividends shall be made unless and until, and only to the extent that, the related shares are vested. Upon termination of the Employment Term for any reason, that portion of the Restricted Stock that is not vested (after giving effect to any acceleration of vesting pursuant to Sections 5 and 6) shall be forfeited by Executive. Executive will be eligible to receive additional grants of restricted stock, as determined by the Board or Compensation Committee from time to time.

1.9.  Share Appreciation Rights. Executive shall receive, as of the Effective Date, share appreciation rights with respect to 300,000 shares of the Company’s common stock (“SARs”) pursuant to the Company’s 2002 Long Term Incentive and Share Award Plan (the “Plan”). The exercise price of the SARs will be equal to the fair market value per share of the Company common stock on the date of grant, as determined under the Plan. Except as provided in Sections 5 and 6 below, the SARs shall vest and become exercisable in 36 equal monthly installments over 3 years, beginning on the first monthly anniversary of the Effective Date. Upon exercise, the SARs will be settled with shares of Company common stock. Upon termination of the Employment Term for any reason, unvested SARs (after giving effect to any acceleration of vesting pursuant to Sections 5 and 6) shall expire and be forfeited. The SARs shall have a 10 year term; provided, however, that in the event of earlier termination of the Employment Term, the SARs shall expire 90 days after the date of such termination if such termination is pursuant to Sections 5.3 or 5.6, and shall expire nine months after the date of such termination if such termination is for any other reason. Subject to compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), Executive shall be credited with any dividends attributable to shares covered by the SARs other than regular dividends paid out of the Company’s current earnings in accordance with a multi-year dividend policy adopted and consistently applied by the Board (it being understood that, since the Company’s current policy is not to pay regular dividends, the payment of dividends under a new dividend policy that is intended in good faith to result in periodic dividends over a multi-year period shall be deemed regular dividends). Subject to compliance with Section 409A of the Code, payment of such credited dividends shall be made at the time of, and only if and to the extent that, the SARs become vested and are exercised. Executive will be eligible to receive additional grants of SARs, as determined by the Board or Compensation Committee from time to time.

1.10.  Reimbursement of Expenses. Executive shall be reimbursed for customary travel, entertainment and other out-of-pocket expenses reasonably incurred by him on behalf of the Company in the performance of his duties hereunder, which reimbursement shall be made in accordance with the Company’s normal reimbursement policies.

2.  Confidential Information. Executive recognizes and acknowledges that, by reason of his employment by and service to the Company before, during and, if applicable, after the Employment Term, he has had and will continue to have access to certain confidential and proprietary information relating to the Company’s business, which may include, but is not limited to, trade secrets, trade “know-how”, customer information, supplier information, cost and pricing information, marketing and sales techniques, strategies and programs, computer programs and software and financial information (collectively referred to as “Confidential Information”). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and Executive covenants that he will not at any time during the course of his employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with Executive’s good faith belief as to the proper performance of his duties for the Company. Executive also covenants that, at any time after the termination of his employment, he will not directly or indirectly use any Confidential Information for any purpose or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or over Executive or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information, in which case Executive will inform the Company in writing promptly of such required disclosure.

3.  Non-Competition, Non-Solicitation and Non-Disparagement.

(a)  In consideration for the agreements by the Company set forth in Sections 5.4, 5.5 and 6, during his employment by the Company and for a period of two years thereafter, Executive will not, except with the prior written consent of the Board, directly or indirectly own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit his name to be used in connection with, any business or enterprise that is engaged in a “Competing Enterprise,” which is defined as an entity whose operations are conducted within the ski industry in North America or in the real estate development, lodging or hospitality industries in the State of Colorado. Notwithstanding the foregoing, Executive may participate, own, finance, manage, obtain employment or otherwise be connected with a larger regional, national or international business or enterprise (a “New Employer”) which owns or operates a Competing Enterprise as a brand, branch, division, subsidiary or affiliate provided that (i) the Competing Enterprise accounts for less than 10% of the New Employer’s annual revenues and annual net income on both a historical or pro forma basis for the New Employer’s most recently completed fiscal year, and (ii) Executive’s duties for the New Employer are not primarily related to the conduct of such Competing Enterprise.

(b)  The foregoing restrictions shall not be construed to prohibit the ownership by Executive of less than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business (other than exercising his rights as a shareholder), or seeks to do any of the foregoing.

(c)  In consideration for the agreements by the Company set forth in Sections 5.4, 5.5 and 6, Executive further covenants and agrees that, during his employment by the Company and for the period of two years thereafter, Executive will not solicit for another business or enterprise any person who is a managerial or higher level employee of the Company at the time of Executive’s termination.

(d)  During Executive’s employment and for a period of five years thereafter, Executive agrees that he shall not make any public statements disparaging of the Company or its subsidiaries, the Board, or the officers, directors, stockholders, or employees of the Company or its subsidiaries. The Company shall similarly not disparage Executive following such termination. Notwithstanding the foregoing, the parties may respond truthfully to inquiries from governmental agencies or from prospective employers of Executive. Similarly, nothing in this provision is intended to prevent either party from seeking to enforce the provisions of this Agreement through appropriate proceedings.

4.  Equitable Relief.

(a)  Executive acknowledges and agrees that the restrictions contained in Sections 2 and 3 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should Executive breach any of the provisions of those Sections. Executive represents and acknowledges that (i) he has been advised by the Company to consult his own legal counsel in respect of this Agreement, and (ii) that he has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with his counsel.

(b)  Executive further acknowledges and agrees that a breach of any of the restrictions in Sections 2 and 3 cannot be adequately compensated by monetary damages. Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 2 or 3 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of Sections 2 or 3 hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

5.  Termination. The Employment Term shall terminate upon the occurrence of any one of the following events:

5.1.  Disability. The Company may terminate the Employment Term if Executive is unable substantially to perform his duties and responsibilities hereunder to the full extent required by the Board by reason of illness, injury or incapacity for six consecutive months, or for more than nine months in the aggregate during any period of 12 calendar months (a “Disability”); provided, however, that the Company shall continue to pay Executive his Base Salary until the Company acts to terminate the Employment Term and Executive shall be entitled to all Restricted Stock and SARs that are vested as of the date of such termination. In addition, in the event Executive executes a written release in connection with such termination (such release to be effective only if the Company executes such release) substantially in the form attached hereto as Annex I (the “Release”), Executive shall be entitled to receive (i) upon the achievement of the Company’s performance targets for such year, a pro rata portion of the incentive compensation Executive would have received under the plans described in Section 1.7 for the year in which such termination occurred, which amounts shall be payable in accordance with the terms of the applicable plan, (ii) all deferred incentive compensation earned by Executive with respect to prior years, which amounts shall be payable in accordance with the terms of the applicable plan, (iii) all amounts (including accrued vacation pay but excluding severance compensation) to which Executive is then entitled upon termination of employment under applicable plans and programs of the Company then in effect, and (iv) all other amounts then due and payable to Executive pursuant to the terms of this Agreement with respect to services rendered prior to termination of employment. In addition, if Executive executes the Release, all unvested shares of Restricted Stock and SARs (including grants of restricted stock, options, SARs or other equity incentives made subsequent to the Effective Date) shall automatically become 100% vested upon termination of the Employment Term pursuant to this Section 5.1. The Company shall have no further liability or obligation to Executive for compensation under this Agreement. In the event of any dispute under this Section 5.1 and to the extent determined by the Board to be job-related and consistent with business necessity, Executive shall submit to a physical examination by a licensed physician selected by the Board and approved by Executive, such approval not to be unreasonably withheld.

5.2.  Death. The Employment Term shall terminate in the event of Executive’s death. In such event, the Company shall pay to Executive’s executors, legal representatives or administrators, as applicable, an amount equal to the installment of his Base Salary set forth in Section 1.4 hereof for the month in which he dies. In addition, Executive’s estate shall be entitled to receive (i) previously vested shares of Restricted Stock and SARs, (ii) upon the achievement of the Company’s performance targets for such year, a pro rata portion of the incentive compensation Executive would have received under the plans described in Section 1.7 for the year in which such termination occurred, which amounts shall be payable in accordance with the terms of the applicable plan, (iii) all deferred incentive compensation earned by Executive with respect to prior years, which amounts shall be payable in accordance with the terms of the applicable plan, (iv) all amounts (including accrued vacation pay but excluding severance compensation) to which Executive is then entitled upon termination of employment under applicable plans and programs of the Company then in effect, and (v) all other amounts then due and payable to Executive pursuant to the terms of this Agreement with respect to services rendered prior to termination of employment. In addition, all unvested shares of Restricted Stock and SARs (including grants of restricted stock, options, SARs or other equity incentives made subsequent to the Effective Date) shall automatically become 100% vested upon termination of the Employment Term pursuant to this Section 5.2. The Company shall have no further liability or obligation under this Agreement to his executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him.

5.3.  Cause. The Company may terminate the Employment Term at any time for “cause” upon written notice to Executive, in which event all payments under this Agreement shall cease, except for (i) Base Salary to the extent already earned or accrued, (ii) previously vested shares of Restricted Stock and SARs, (iii) all amounts (including accrued vacation pay but excluding severance compensation) to which Executive is then entitled upon termination of employment under applicable plans and programs of the Company then in effect, and (iv) all other amounts then due and payable to Executive pursuant to the terms of this Agreement with respect to services rendered prior to termination of employment. For purposes of this Agreement, Executive’s employment may be terminated for “cause” if (i) Executive is convicted of a felony, (ii) in the reasonable determination of the Board, Executive has (x) committed an act of fraud, embezzlement, or theft in connection with Executive’s duties in the course of his employment with the Company, or (y) engaged in gross mismanagement or gross negligence in the course of his employment with the Company or (iii) Executive has breached his obligations under this Agreement, including inattention to or neglect of duties, and shall not have remedied such breach within 30 days after receiving written notice from the Board specifying the details thereof; provided, however, that in any case under clause (ii) or (iii), the act or failure to act by Executive is materially harmful to the reputation, goodwill or business position of the Company or its subsidiaries.

5.4.  Termination Without Cause.

(a)  The Company may terminate the Employment Term at any time without cause upon written notice to Executive; provided, however, that in the event that such notice is given, Executive shall be under no obligation to render any additional services to the Company and shall be allowed to seek other employment, subject to the restrictions set forth in Section 3(a). Upon any such termination, except as provided in Section 5.4(b) below, Executive shall be entitled to receive, as liquidated damages for the failure of the Company to continue to employ Executive, only the amount due to Executive under the Company’s then-current severance pay plan for employees and (i) Base Salary to the extent already earned or accrued, (ii) all deferred incentive compensation earned by Executive with respect to prior years, which amounts shall be payable in accordance with the terms of the applicable plans, (iii) previously vested shares of Restricted Stock and SARs, (iv) all amounts (including accrued vacation pay) to which Executive is then entitled upon termination of employment under applicable plans and programs of the Company then in effect, and (v) all other amounts then due and payable to Executive pursuant to the terms of this Agreement with respect to services rendered prior to termination of employment. The Company shall have no further liability or obligation to Executive for compensation under this Agreement.

(b)  Notwithstanding the foregoing, upon such termination, in the event that Executive executes the Release, Executive shall be entitled to receive, in lieu of the payments described in subsection (a) hereof, which Executive agrees to waive, as liquidated damages for the failure of the Company to continue to employ Executive, (i) two years’ of Executive’s Base Salary in accordance with Section 1.4 or, if greater, for the balance of the current Employment Term (without regard to Executive’s removal), payable in accordance with the Company’s normal payroll practices over such period, provided that, to the extent required by Section 409A of the Code, amounts otherwise payable under this clause (i) within six months after the Executive’s termination of employment shall be deferred to and paid on the day following the six month anniversary of such termination of employment, (ii) previously vested shares of Restricted Stock and SARs, (iii) upon the achievement of the Company’s performance targets for such year, a pro rata portion of the incentive compensation Executive would have received under the plans described in Section 1.7 for the year in which such termination occurred, which amounts shall be payable in accordance with the terms of the applicable plan, (iv) all deferred incentive compensation earned by Executive with respect to prior years, which amounts shall be payable in accordance with the terms of the applicable plan, (v) all amounts (including accrued vacation pay but excluding severance compensation) to which Executive is then entitled upon termination of employment under applicable plans and programs of the Company then in effect, and (vi) all other amounts then due and payable to Executive pursuant to the terms of this Agreement with respect to services rendered prior to termination of employment. In addition, if Executive executes the Release, all unvested shares of Restricted Stock and SARs (including grants of restricted stock, options, SARs or other equity incentives made subsequent to the Effective Date) shall automatically become 100% vested upon termination of the Employment Term pursuant to this Section 5.4. The Company shall have no further liability or obligation to Executive for compensation under this Agreement.

5.5.  Constructive Termination Without Cause.

(a)  Resignation by Executive for good reason (“Constructive Termination Without Cause”) shall mean a termination of Executive’s employment at his initiative following the occurrence, without Executive’s written consent, of (i) a material diminution in Executive’s duties, responsibilities, authority, or status (including the appointment of an executive Chairman of the Board), (ii) a reduction in Executive’s Base Salary below $815,000 per year or such higher amount as increased by the Board in future years or failure to pay Executive’s bonus or incentive compensation in violation of Section 1.7, (iii) a failure to convey, within 10 business days after written request of Executive, any vested Restricted Shares or any shares owed to Executive upon the exercise of any SARs, (iv) the assignment to Executive of duties or obligations despite his stated written objection to the Board which would require Executive to violate any law, or interpretation thereof, of any governmental body of the United States or the state of Colorado, (v) an involuntary relocation of Executive’s office outside of the Denver metropolitan area or away from the Company’s principal executive offices, (vi) a failure of the Company to comply with any of the material terms of this Agreement, or (vii) the occurrence of a Change of Control (as defined below).

(b)  In the event of a Constructive Termination Without Cause, if Executive executes the Release, Executive shall be entitled to receive (i) two years’ of Executive’s Base Salary in accordance with Section 1.4 or, if greater, for the balance of the current Employment Term (without regard to Executive’s removal), payable in accordance with the Company’s normal payroll practices over such period, provided that, to the extent required by Section 409A of the Code, amounts otherwise payable under this clause (i) within six months after the Executive’s termination of employment shall be deferred to and paid on the day following the six month anniversary of such termination of employment, (ii) previously vested shares of Restricted Stock and SARs, (iii) upon the achievement of the Company’s performance targets for such year, a pro rata portion of the incentive compensation Executive would have received under the plans described in Section 1.7 for the year in which such termination occurred, which amounts shall be payable in accordance with the terms of the applicable plan, (iv) all deferred incentive compen-

sation earned by Executive with respect to prior years, which amounts shall be payable in accordance with the terms of the applicable plan, (v) all amounts (including accrued vacation pay but excluding severance compensation) to which Executive is then entitled upon termination of employment under applicable plans and programs of the Company then in effect, and (vi) all other amounts then due and payable to Executive pursuant to the terms of this Agreement with respect to services rendered prior to termination of employment. In addition, if Executive executes the Release, all unvested shares of Restricted Stock and SARs (including grants of restricted stock, options, SARs or other equity incentives made subsequent to the Effective Date) shall automatically become 100% vested upon termination of the Employment Term pursuant to this Section 5.5. In the event Executive refuses to execute the Release, he shall receive, as liquidated damages for the failure of the Company to continue to employ Executive, only the amount due to Executive under the Company’s then current severance pay plan for employees and (i) Base Salary to the extent already earned or accrued, (ii) all deferred incentive compensation earned by Executive with respect to prior years, which amounts shall be payable in accordance with the terms of the applicable plans, (iii) previously vested shares of Restricted Stock and SARs, (iv) all amounts (including accrued vacation pay) to which Executive is then entitled upon termination of employment under applicable plans and programs of the Company then in effect, and (v) all other amounts then due and payable to Executive pursuant to the terms of this Agreement with respect to services rendered prior to termination of employment. The Company shall have no further liability or obligation to Executive for compensation under this Agreement.

(c)  Prior to resigning under this Section, Executive shall give written notice to the Board and offer a 30-day period for the Company to cure. If, and only if, the Company cures an issue raised by the Executive under this Section, and Executive again feels it necessary to resign under this Section, Executive shall again given written notice to the Board and offer a new 30-day period for the Company to cure. If no cure has been effected by the end of the applicable cure period, Executive may resign immediately in accordance with the provisions of subsections (a) and (b) above. After two such cure periods, only written notice must be given but no cure period will be required.

5.6.  Voluntary Termination. Executive may voluntarily terminate the Employment Term upon 30 days’ prior written notice for any reason. In such event, Executive shall be entitled only to (i) Base Salary to the extent already earned or accrued, (ii) previously vested shares of Restricted Stock and SARs, (iii) all amounts (including accrued vacation pay but excluding severance compensation) to which Executive is then entitled upon termination of employment under applicable plans and programs of the Company then in effect, and (iv) all other amounts then due and payable to Executive pursuant to the terms of this Agreement with respect to services rendered prior to termination of employment. The Company shall have no further liability or obligation to Executive for compensation under this Agreement. A voluntary termination under this Section 5.6 shall not be deemed a breach of this Agreement.

6.  Acceleration of Vesting Upon a Change of Control. In the event of a Change of Control of the Company, all of Executive’s rights under the SARs and to the Restricted Stock shall immediately vest. For purposes hereof, “Change of Control” means an event or series of events by which:

(I)  any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent, or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 35% or more of the equity securities of the Company entitled to vote for members of the Board or equivalent governing body of the Company on a fully diluted basis; or

(II) during any period of 24 consecutive months, 35% of the members of the Board or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that Board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that Board or equivalent governing body, or (iii) whose election or nomination to that Board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that Board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that Board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board).

7.  Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment and the Employment Term to the extent necessary to the intended preservation of such rights and obligations.

8.  No Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain. All payments to be made by the Company to Executive hereunder shall be made without any offset or deduction for any amounts owed by Executive to the Company.

9.  Arbitration; Expenses.

(a)  In the event of any dispute under the provisions of this Agreement other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in the City of New York, New York in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and Executive, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. The Company shall be responsible for all of its own legal fees and other expenses relating to such arbitration. The fees of the American Arbitration Association and the legal fees and expenses of Executive relating to such arbitration shall be borne in the manner determined by order of the arbitrators.

(b)  The Company shall, upon receipt of an invoice from Executive, reimburse Executive for all reasonable legal fees and expenses incurred by Executive in connection with the negotiation and execution of this Agreement.

10.  Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Vail Resorts, Inc.
P.O. Box 7
Vail, CO 81658
Attention: General Counsel

If to Executive, to:

Robert A. Katz
c/o Vail Resorts, Inc.
P.O. Box 7
Vail, CO 81658

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

11.  Contents of Agreement; Amendment and Assignment.

(a)  This Agreement supersedes all prior agreements and sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except as provided herein or upon written amendment approved by the Company and executed on its behalf by a duly authorized officer and by Executive.

(b)  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive hereunder are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the extent the Company would be required to perform if no such succession had taken place, and upon request by the Company Executive shall acknowledge, by agreement in form and substance reasonably acceptable to such successor, that this Agreement may be enforced against Executive by such successor.

12.  Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

13.  Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

14.  Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

15.  Miscellaneous. All section headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

16.  Withholding. The Company may withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received hereunder.

17.  Indemnification and Insurance. Executive shall be indemnified with respect to his services hereunder to the full extent provided in the Company’s by-laws, and the Company agrees during the Employment Term to maintain directors’ and officers’ liability insurance with coverage and other terms that are customary for similarly situated companies.

18.  Section 409A. It is intended that this Agreement will comply with Section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If an amendment of the Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible.

19.  Excise Tax.

(a)  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (including, without limitation, the acceleration of any payment, award, distribution or benefit), by the Company or its subsidiaries to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 19) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any corresponding provisions of state or local tax law, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any Excise Tax, income tax or employment tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, the Executive retains from the Gross-Up Payment an amount equal to the excess, if any, of (i) the Excise Tax imposed upon the Payments, and (ii) the Excise Tax, if any, that would have been imposed on the Payments if the Executive had not served as a nonemployee director of the Company prior to the Effective Date (and, therefore, the Executive’s nonemployee director compensation had not been taken into account in the Excise Tax computation). The payment of a Gross-Up Payment under this Section 19(a) shall not be conditioned upon the Executive’s termination of employment. Notwithstanding the foregoing provisions of this Section 19, if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the portion of the Payments that would be treated as “parachute payments” under Section 280G of the Code does not exceed the Safe Harbor Amount (as defined in the following sentence) by more than $100,000, then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Payments, in the aggregate, are reduced to the Safe Harbor Amount. The “Safe Harbor Amount” is the greatest amount of payments in the nature of compensation that are contingent on a Change in Control for purposes of Section 280G of the Code that could be paid to the Executive without giving rise to any Excise Tax. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the cash payments under Section 5. For purposes of reducing the payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable under this Agreement would not result in a reduction of the Payments to the Safe Harbor Amount, no amounts payable under this Agreement shall be reduced pursuant to this Section 19(a).

(b)  Subject to the provisions of Section 19(c), all determinations required to be made under this Section 19, including the determination of whether a Gross-Up Payment is required and of the amount of any such Gross-up Payment, shall be made by the Company's independent auditors or such other accounting firm agreed by the parties hereto (the “Accounting

Firm”), which shall provide detailed supporting calculations to the Company within 15 business days after the receipt of notice from the Company that the Executive has received a Payment, or such earlier time as is requested by the Company, provided that any determination that an Excise Tax is payable by the Executive shall be made on the basis of substantial authority. The Company will promptly provide copies of such supporting calculations to the Executive. The initial Gross-Up Payment, if any, as determined pursuant to this Section 19(b), shall be paid to the Executive (or for the benefit of the Executive to the extent of the Company’s withholding obligation with respect to applicable taxes) no later than the later of (i) the due date for the payment of any Excise Tax, and (ii) the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Company with a written opinion that substantial authority exists for the Executive not to report any Excise Tax on his Federal income tax return and, as a result, the Company is not required to withhold Excise Tax from payments to the Executive. The Company will promptly provide a copy of any such opinion to the Executive. Any determination by the Accounting Firm meeting the requirements of this Section 19(b) shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 19(c) and the Executive thereafter is required to make a payment of Excise Tax, the Accounting Firm shall determine the amount of the Underpayment, if any, that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. The fees and disbursements of the Accounting Firm shall be paid by the Company.

(c)  The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but not later than ten business days after the Executive receives written notice of such claim and shall apprise the Company of the nature of such claim and the date on which such Claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax, income tax or employment tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 19(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax, income tax or employment tax, including interest or penalties with respect thereto, imposed with respect to such advance (except that if such a loan would not be permitted under applicable law, the Company may not direct the Executive to pay the claim and sue for a refund); and further provided that any extension of the statute of limitations relating to the payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)  If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 19(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 19(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 19(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

20.  Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of New York without giving effect to any conflict of laws provisions.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

VAIL RESORTS, INC. By: /s/ Martha D. Rehm Martha D. Rehm Sr. Vice President and General Counsel	EXECUTIVE /s/ Robert A. Katz Robert A. Katz

MUTUAL RELEASE

This mutual release (this “Release”) is entered into as of this ____ day of ______, ____ (the “Release Date”) by Robert A. Katz (“Katz”), on the one hand and Vail Resorts, Inc. (“VRI”) on the other hand.

1. Reference is hereby made to the employment agreement dated February 28, 2006 (the “Employment Agreement”) by the parties hereto setting forth the agreements among the parties regarding the termination of the employment relationship between Katz and VRI. Capitalized terms used but not defined herein have the meanings ascribed to them in the Employment Agreement.

2. Katz, for himself, his wife, heirs, executors, administrators, successors, and assigns, hereby releases and discharges VRI and its respective direct and indirect parents and subsidiaries, and other affiliated companies, and each of their respective past and present officers, directors, agents and employees, from any and all actions, causes of action, claims, demands, grievances, and complaints, known and unknown, which Katz or his wife, heirs, executors, administrators, successors, or assigns ever had or may have at any time through the Release Date. Katz acknowledges and agrees that this Release is intended to and does cover, but is not limited to, (i) any claim of employment discrimination of any kind whether based on a federal, state, or local statute or court decision, including the Age Discrimination in Employment Act with appropriate notice and recision periods observed; (ii) any claim, whether statutory, common law, or otherwise, arising out of the terms or conditions of Katz’s employment at VRI and/or Katz’s separation from VRI; enumeration of specific rights, claims, and causes of action being released shall not be construed to limit the general scope of this Release. It is the intent of the parties that by this Release Katz is giving up all rights, claims and causes of action occurring prior to the Release Date, whether or not any damage or injury therefrom has yet occurred. Katz accepts the risk of loss with respect to both undiscovered claims and with respect to claims for any harm hereafter suffered arising out of conduct, statements, performance or decisions occurring before the Release Date.

3. VRI hereby releases and discharges Katz, his wife, heirs, executors, administrators, successors, and assigns, from any and all actions, causes of actions, claims, demands, grievances and complaints, known and unknown, which VRI ever had or may have at any time through the Release Date. VRI acknowledges and agrees that this Release is intended to and does cover, but is not limited to, (i) any claim, whether statutory, common law, or otherwise, arising out of the terms or conditions of Katz’s employment at VRI and/or Katz’s separation from VRI, and (ii) any claim for attorneys’ fees, costs, disbursements, or other like expenses. The enumeration of specific rights, claims, and causes of action being released shall not be construed to limit the general scope of this Release. It is the intent of the parties that by this Release VRI is giving up all of its respective rights, claims, and causes of action occurring prior to the Release Date, whether or not any damage or injury therefrom has yet occurred. VRI accepts the risk of loss with respect to both undiscovered claims and with respect to claims for any harm hereafter suffered arising out of conduct, statements, performance or decisions occurring before the Release Date.

4. This Release shall in no event (i) apply to any claim by either Katz or VRI arising from any breach by the other party of its obligations under the Employment Agreement occurring on or after the Release Date, (ii) waive Katz’s claim with respect to compensation or benefits earned or accrued prior to the Release Date to the extent such claim survives termination of Katz’s employment under the terms of the Employment Agreement, or (iii) waive Katz’s right to indemnification under the by-laws of the Company.

5. This Mutual Release shall be effective as of the Release Date and only if executed by both parties.

IN WITNESS WHEREOF, each party hereto, intending to be legally bound, has executed this Mutual Release on the date indicated below.

______________________________________ Robert A. Katz Date: _______________________________________	VAIL RESORTS, INC. By: ___________________________________________ Date: __________________________________________